Exhibit 23.3
We consent to the use in this Registration Statement on Form S-11 of our report dated August 15, 2008, relating to the consolidated balance sheet of Bluerock Enhanced Residential REIT, Inc., appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Freedman & Goldberg, CPAs, PC
Farmington Hills, MI
August 15, 2008